UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 16, 2017

Dr Pepper Snapple Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33829	98-0517725
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5301 Legacy Drive, Plano, Texas	75024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 972-673-7000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Report is incorporated by reference herein.

Item 1.02       Termination of a Material Definitive Agreement.

On March 16, 2017, Dr Pepper Snapple Group, Inc. (the “Company”) terminated its five-year Amended and Restated Credit Agreement, dated as of September 25, 2012,  by and among the Company, the lenders and issuing banks party thereto,  JPMorgan Chase Bank, N.A., as administrative agent thereunder, and the other parties thereto (the “Prior Credit Agreement”).  The Prior Credit Agreement was to mature on September 25, 2017, but was terminated in connection with the execution of the Credit Agreement identified in Item 2.03 of this Current Report on Form 8-K.

Item 2.03                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 16, 2017, the Company entered into a new five-year unsecured Credit Agreement (the “Credit Agreement”), among the Company, the lenders and issuing banks party thereto; JPMorgan Chase Bank, N.A., as administrative agent; and the syndication agents, documentation agents, joint lead arrangers and joint borrowers, as identified in the Credit Agreement.

The Credit Agreement provides for a $500 million revolving line of credit, with a $75 million letter of credit limit (subject to the conditions set forth in the Credit Agreement).  The Credit Agreement further provides that the Company may request at any time, subject to the satisfaction of certain conditions, that the aggregate commitments under the facility be increased by a total amount not to exceed $250 million. Revolving loans under the Credit Agreement will generally accrue interest at a rate, at the election of the Company, equal to (i) an alternate base rate plus an applicable margin or (ii) adjusted Eurodollar rate (defined as a LIBO Rate in the Credit Agreement) plus an applicable margin. The applicable margin is based on a pricing grid tied to the credit ratings of the Company assigned by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services.

The Credit Agreement’s representations, warranties, covenants and events of default are generally customary for investment grade credit and include a covenant that requires the Company to maintain a ratio of consolidated total debt (as defined in the Credit Agreement) to annualized consolidated EBITDA (as defined in the Credit Agreement) of no more than 3.50 to 1.00, tested quarterly. Subject to certain conditions provided in the Credit Agreement, such ratio may increase  to 4.00 to 1:00 for a twelve month period following an acquisition where the debt incurred or assumed in connection therewith equals or exceeds $500 million.  Upon the occurrence of an event of default, among other things, amounts outstanding under the Credit Agreement may be accelerated and the commitments may be terminated.  As was the case with the Prior Credit Agreement, the Company’s obligations under the Credit Agreement are guaranteed by certain of the Company’s direct and indirect domestic subsidiaries on the terms set forth in the Credit Agreement.  The Credit Agreement has a maturity date of March 16, 2022; however, the Company, with the consent of lenders holding more than 50% of the total commitments under the Credit Agreement and subject to the satisfaction of certain conditions, may extend the maturity date for up to two additional one-year terms.

In the ordinary course of their respective businesses, many of the lenders or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, advisory, lending and/or commercial banking or other financial services for the Company for which they received, or may receive, customary fees and reimbursement of expenses.

A copy of the Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K. The summary of the Credit Agreement in this Item 2.03 is qualified entirely by the terms and conditions set forth in the Credit Agreement, which is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1

Credit Agreement, dated as of March 16, 2017, among the Company, the lenders and issuing banks party thereto; JPMorgan Chase Bank, N.A., as administrative agent; and the syndication agents, documentation agents, joint lead arrangers and joint borrowers, as identified in the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dr Pepper Snapple Group, Inc.

March 16, 2017	By:	James L. Baldwin
Name: James L. Baldwin
Title: Executive Vice President & General Counsel